Exhibit 99.1

                          Abraxas Petroleum Corporation
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                 P.O. Box 701007, San Antonio, Texas 78270-1007 Office:
                     210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

                 Abraxas Announces South Texas Drilling Results

SAN  ANTONIO  (May  31,  2005)  -  Abraxas  Petroleum  Corporation   ("Abraxas")
(AMEX:ABP) today announced results from two Edwards horizontal wells drilled in South Texas this year.

The two wells were each drilled to a total depth of 15,500', including horizontal laterals of approximately 1,700'. The wells were completed and placed on-line within the past 2 weeks at a combined initial gross production rate of over 6 MMcfepd and are currently producing approximately 5 MMcfepd. Abraxas' total current net production is approximately 18 MMcfepd, a 27% increase over 1st quarter average.

The third horizontal well drilled in South Texas is awaiting stimulation and results are anticipated prior to the end of the 2nd quarter.

"We are quite pleased with the results from the two Edwards horizontal wells recently placed on-line and hope to have definitive results from the third well before long. A 27% production increase is very significant to achieving our overall production guidance for the year, and provides a good foundation for optimism for the remainder of our 2005 drilling program," commented Bob Watson, Abraxas' President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com